Exhibit 10.9

First Amendment to the AMENDED and RESTATED EMPLOYMENT Agreement

This First Amendment to the amended and restated EMPLOYMENT Agreement (this “First Amendment”) is entered into as of June 15, 2021 (the “First Amendment Effective Date”) by and between Brad Roberts, an individual and resident of the State of South Carolina, (the “Employee”) and LifeMD, Inc. (formerly known as Conversion Labs, Inc.), (the “Company”), a Delaware Corporation. The Employee and the Company are also each hereinafter referred to individually as a “Party” and together as the “Parties”.

RECITALS

WHEREAS, on December 21, 2020 (“Effective Date”), the Company and the Employee entered into an Amended and Restated Employment Agreement (the “Amended and Restated Employment Agreement”) whereby Employee was hired to serve the Company in the capacity as Chief Operating Officer;

WHEREAS, as partial consideration for entering into the Amended and Restated Employment Agreement, (i) pursuant to Section 4(a) therein, Employee was to receive, inter alia, a Base Salary of $96,000 per calendar year; and (ii) pursuant to Section 4(d) therein, Employee was to receive, inter alia, an Annual Bonus, as described in more detail therein.

WHEREAS, for avoidance of doubt, other than the amendments set forth beow in this First Amendment to the Amended and Restated Employment Agreement, all other provisions of the Amended and Restated Employment remain in effect today and moving further, unless and until amended in the future.

WHEREAS, the Parties desire to amend the Amended and Restated Employment Agreement to (i) increase the the Base Salary from $96,000 per calendar year to $475,000 per calendar year in recognition that the Company and Employee (on behalf of JDM Investments, LLC) have mutually terminated the Consulting Services Agreement entered into on November 25, 2020 between them and to raise the total annual base salary compensation, generally; and (ii) update the terms concerning the Annual Bonus.

NOW THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the Parties hereby agree as follows:

1.       Amendments. The Amended and Restated Employment Agreement shall be amended as follows, in accordance with the terms and conditions of Section 7 thereof:

a.	Section 4(a) of the Amended and Restated Employment Agreement is hereby deleted in its entirety and replaced with the following:

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4.       Compensation.

(a)       Base Salary. The Company shall pay Employee a base salary at the rate of $475,000.00 per calendar year, which amount shall be subject to adjustment as set forth below (the “Base Salary”). Employee’s Base Salary shall be paid in approximately equal installments in accordance with the Company’s regular practices, as such practices may be modified from time to time. During the Employment Term, Employee’s Base Salary shall be reviewed annually (on a calendar year basis) by and shall be subject to upward adjustment in the discretion of the Company. The term “Base Salary” as used in this Agreement shall refer to the Base Salary as so adjusted from time to time.

b.	Section 4(d) of the Amended and Restated Employment Agreement is hereby deleted in its entirety and replaced with the following:

(d)       Annual Bonus. Employee shall be eligible to receive a discretionary Annual Bonus for each calendar year during the Employment Term. The Annual Bonus—with a target amount of $200,000—shall be determined on a calendar year basis by the Compensation Committee of the Company. Subject to The bonus shall be paid as and when determined by the Board, but no later than March 15 of the calendar year following the year to which the Performance Bonus is attributable.

2.       Governing Law; Jurisdiction. This First Amendment to the Amended and Restated Employment Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction). Any legal proceeding arising out of or based upon this First Amendment to the Amended and Restated Employment Agreement shall be instituted in the federal courts or the courts of the State of New York and each party irrevocably submits to the exclusive jurisdiction of such courts in any such proceeding.

3.       Counterparts. This First Amendment to the Amended and Restated Employment Agreement may be executed in several counterparts, each of which shall be deemed to be an original copy and all of which together shall constitute one agreement binding on all parties hereto, notwithstanding that all the parties shall not have signed the same counterpart.

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IN WITNESS WHEREOF, each of the undersigned hereby (a) executes this First Amendment to the Amended and Restated Employment Agreement; (b) confirms its agreement with the provisions and covenants herein provided; and (c) agrees to be bound by this First Amendment to the Amended and Restated Employment Agreement.

EXECUTED as of the First Amendment Effective Date, as set forth above.

LIFEMD, INC.

/s/ Justin Schreiber
By: Justin Schreiber, Chairman & CEO

eMPLOYEE

/s/ Brad Roberts
By: Brad Roberts, Chief Operating Officer

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